EXHIBIT a.1

          (Filed with the State of Maryland, Department of Assessments and Taxation, on July 30, 2002)


                              CORTLAND TRUST, INC.

                             ARTICLES SUPPLEMENTARY

          Cortland Trust, Inc., a Maryland corporation registered as an open-end company under the Investment Company Act of 1940 having its principal office in the State of Maryland in Baltimore City (hereinafter called the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: The total number of shares of capital stock which the Corporation shall have authority to issue is increased from 6,000,000,000 shares of Common Stock of the par value of $.001 to 10,000,000,000 shares of Common Stock of the par value of $.001 each, of which: (i) 7,000,000,000 shares are classified as "Cortland General Money Market Fund Shares," a series of the Corporation, including 4,000,000,000 shares which are classified as CIBC World Markets Primary Reserve Fund Shares, 1,000,000,000 shares which are classified as Short Term Fund General Shares, 1,000,000,000 shares which are classified as Short Term Fund Premiere Shares, and 100,000,000 shares which are classified as Pilgrim General Money Market Fund Shares, each a class of the Cortland General Money Market Fund; (ii) 1,000,000,000 shares are classified as "U.S. Government Fund Shares," a series of the Corporation, including 500,000,000 shares which are classified as CIBC World Markets Government Reserve Fund, a class of the U.S. Government Fund; (iii) 1,000,000,000 shares are classified as "Municipal Money Market Fund Shares," a series of the Corporation, including 500,000,000 shares which are classified as CIBC World Markets Municipal Reserve Fund, a class of the Municipal Money Market Fund; and (iv) 1,000,000,000 shares are unclassified.

          SECOND: The increase in the total number of shares of capital stock which the Corporation has authority to issue, as provided in these Articles Supplementary, was approved by the Board of Directors without action by the Corporation's shareholders as expressly permitted by Section 2-105(c) of the Maryland General Corporation Law.

          THIRD: The stock of the Corporation has been classified by the Board of Directors, as provided in these Articles Supplementary, under the authority contained in the Corporation's Charter.

          The President acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles are true in all material respects and that this statement is made under the penalties of perjury.

          IN WITNESS WHEREOF, Cortland Trust, Inc. has caused these Articles Supplementary to be executed in its name and on its behalf by its President and attested by its Secretary on July 26, 2002.

ATTEST                                               CORTLAND TRUST, INC.

/s/ Roseanne Holtzer                               By: /s/ Steven W. Duff
--------------------                                   ------------------
    Rosanne Holtzer                                        Steven W. Duff
    Secretary                                              President